Exhibit 99.1

Dear Shareholders and Friends,

On May 25, 1925, Thomas Edison appeared on the cover of Time Magazine for the first time. Eighty six years later in July 2011, Thomas Edison again appeared on the cover of Time Magazine. He was proclaimed not only as history’s greatest inventor, but also history’s greatest innovator. His inventions ranged from the electric lightbulb, to the phonograph, to the motion picture camera, and many many more.

What does this have to do with Genius Brands International, today?

This week, Genius is announcing that our shows and content for the first time will appear on NETFLIX, on COMCAST(on demand Baby Boost Channel) and on our own just launched, BABY GENIUS.COM streaming service. This will be in addition to Baby Genius songs and DVDs availability on I Tunes, You Tube, and at retail vendors such as Target. Our agreement with COMCAST has been extended to include Xfinity TV, and I am proud to say that Baby Genius is now the #1 Xfinity On Demand property on the Comcast Baby Boost Channel, and has amassed over 50 million downloads with them. Our just signed agreement with NETFLIX, the world’s leading Internet television network, has now added 10 Baby Genius® home entertainment titles to its on-demand kids’ content service in the U.S. and we expect to see a similar success with the NETFLIX viewers. (The titles being offered include: Favorite Children’s Songs, Favorite Sing-A-Longs, Underwater Adventure, Favorite Counting Songs, Favorite Nursery Rhymes, The Four Seasons, Animal Adventures, Baby Animals Favorite Sing-A-Longs, Mozart And Friends and A Trip To San Diego Zoo.)

At Genius Brands, we must be innovators, and we must deliver our content across all platforms. The world is moving very very fast and nowhere is it more apparent than with kids entertainment. We believe that those who embrace and become part of the new technologies and delivery systems, will succeed, and those who don’t will be left behind. It was a few short years ago, when content was available only on the miracle of broadcast television. Kids today, as early adoptors, have revolutionized how entertainment is being consumed, and we are proud to be able to call them our ‘partners’. They use mobile devices, tablets, computers, game platforms, video players, and yes, even television! Who hasnt marveled at seeing toddlers fluently using their parents I pads or tablets?!

Our ability to embrace this content consumption paradigm is our key to success. At the same time, we must stay grounded in our mission to provide “content with a purpose”and bring the very best in positive entertainment to global audiences.

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All this takes us back to Thomas Edison. Two years ago we had the privelidge to visit his laboratory, and witness first hand where so many of the then groundbreaking inventions took place. I sat at Thomas Edison’s desk, and confess I had goose bumps when I held the patent application for the electric lightbulb in my hand.

It was then that Amy and I, with the support of the Edison Innovation Foundation, decided to produce a childrens series which would be based on that magic laboratory and which would promote the wonders of science to kids everywhere.

We have just completed our pilot episode of this series, and I want to share with you, the link to have a small taste of what its about. The premise is a simple one: “Four students happen upon “Thomas Edison’s Secret Laboratory”, where he has left a hologram of himself, and his robot Von Bolt behind to help the next generation of scientists and innovators.” Produced in association with American public televison and GPT(Georgia Public Television) as our sponsoring station, “Thomas Edison’s Secret Lab” will be seen worldwide on not only broadcast televsion, but all of the new platforms.

In complement to the show, we are already developing a line of licensed consumer products which will extend and enrich the experience. Please click on the link below and enjoy a taste of our upcoming series, Thomas Edison’s Secret Lab. “Content with a purpose”, with a little innovation thrown in for good measure!

-Andy

https://share.mediasilo.com/#quicklink/FFD70F4FFC096A534F86CD11DBBF120F

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